Exhibit 99.1

Molina Healthcare of Florida Awarded Medicaid Contract

LONG BEACH, Calif.--(BUSINESS WIRE)--Molina Healthcare, Inc. (NYSE: MOH) today announced that its wholly owned subsidiary, Molina Healthcare of Florida, Inc., has been awarded a Medicaid managed care contract by the Florida Agency for Health Care Administration (AHCA). The term of the contract will commence on December 1, 2008, at which time Molina Healthcare of Florida will begin its initial enrollment of Florida NetPASS Medicaid members, with the full transition of NetPASS members expected to be completed in the first quarter of 2009. The contract award by AHCA follows its licensing of Molina Healthcare of Florida to operate as a health maintenance organization in Dade County.

“The Florida contract award represents a significant opportunity in an important new state for Molina Healthcare. We look forward to assisting our new members in Dade County in accessing high quality health care benefits,” said J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of health care services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals. Molina Healthcare’s ten licensed health plan subsidiaries in California, Florida, Michigan, Missouri, Nevada, New Mexico, Ohio, Texas, Utah, and Washington currently serve a total of approximately 1.2 million members. More information about Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “will” and “expected” that are subject to numerous risks and uncertainties that may cause actual results to differ materially. Such factors include risks related to the obtaining of final regulatory approvals from AHCA and the satisfaction of other conditions to closing the Florida NetPASS acquisition; the successful transition and integration of the members, operations, and provider networks of Florida NetPASS; attrition in membership pending the completion of and following the acquisition; the accurate estimation of incurred but not reported medical costs with respect to this new population; and numerous other risk factors as described in the periodic reports and filings of Molina Healthcare, Inc. with the Securities and Exchange Commission and available for viewing on its website at www.sec.gov.

CONTACT:
Molina Healthcare, Inc.
Investor Relations:
Juan Jose Orellana, 562-435-3666, ext. 111143
or
Public Relations:
Kathleen O’Guin, 562-435-3666, ext. 118305